Logo
                             Universal Corporation


 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
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                                  PRESS RELEASE

                CONTACT                                     RELEASE
          Karen M. L. Whelan                                Immediately
          Phone:   (804) 359-9311
          Fax:        (804) 254-3594
          Email:    investor@universalleaf.com


          Universal Corporation Reports Third Quarter Earnings On Track
                     Richmond, VA, May 2, 2002 / PRNEWSWIRE

         Henry H.  Harrell,  Chairman and Chief  Executive  Officer of Universal
Corporation,  announced  today that net income for the third quarter ended March
31, 2002, was $33.1 million, or $1.26 per diluted share, compared to $35.9 million, or $1.31 per diluted share, a year ago. For the nine months, net earnings were $90.5 million, or $3.38 per diluted share, compared to $88.7 million, or $3.20 per diluted share, in the comparable period of fiscal year
2001. Shipment timing issues had a negative impact on earnings for the quarter but benefited results for the nine-month period.

         Gross revenues were approximately $550 million and $1.9 billion for the quarter and nine-month period, respectively, compared to about $750 million and $2.4 billion last year. Last year's revenues included a larger quantity of tobacco purchased at auction in the United States; a number of U. S.
manufacturers are now buying tobacco directly from farmers. Revenues for the third quarter also reflect smaller crops in Africa and Brazil this year as well as differences in shipment timing.

         Under the Company's share repurchase program, 1.1 million shares were purchased in the nine-month period for a total of $41 million, leaving $157 million of the $450 million approved by the Board available for further purchases. On March 31, 2002, there were 26.2 million shares outstanding.

         Tobacco  results  were  lower  in  the  quarter   primarily  due  to  a
significant  decline in shipments from  Zimbabwe,  compared to last year's third quarter,  and the  continuing  impact  of  higher  costs  and the  change in the marketing  system in the United States.  Zimbabwe's  crop was smaller this year, and  shipments to customers  last year were more  concentrated  in the third and fourth quarters. For the nine-month period,  shipments from Africa were ahead of last year's  pace with larger  volumes  from Malawi  compensating  for the lower shipments from Zimbabwe.  Volumes from Brazil's  smaller crop were also lower in the quarter but are up for the nine-month  period due to strong shipments in the first half of the year. Oriental leaf volumes were higher in both periods, while lower sales of cigar filler reduced dark tobacco results for the quarter and the nine months.

         Lumber and building products operations performed well despite declines in the euro exchange rate and signs of a significant drop in construction activity in the Netherlands. Agri-products results continued to suffer from unfavorable market conditions for rubber, sunflower seeds and tea.

                                 -- M O R E ----
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                                                           Universal Corporation
                                                                          Page 2


         The economic, financial and political situation in Argentina remains chaotic, and it is unclear how future developments there might affect the value of the Company's Argentine assets. However, at this time, management's best estimate is for net earnings of about $100 million for the full fiscal year.

         Mr. Harrell stated,  "The months ahead will continue to be challenging.
While  supply and demand  conditions  in world  tobacco  markets  appear to have improved,  we remain  concerned  about the impact of the  political and economic uncertainty in Zimbabwe on the future  viability of the tobacco industry in that country. The position of the United States as a supplier of quality tobacco also continues to erode due to structural problems and non-competitive prices. On the other hand, the Brazilian  market,  where a record  flue-cured crop is now being processed and sold, and developments in a number of tobacco producing  countries in Africa appear to provide good  opportunities  for the future.  Our lumber and building  products  companies will face  challenges in the months ahead due to a slackening  of economic  activity in Holland and the recent sharp decline in new construction.  So far, the impact of this decline has been buffered  somewhat by
maintenance   of  good  sales  volumes  in  the  building   renovation  and  the
do-it-yourself  sectors.  Markets for agri-products  remain  difficult.  Despite these  challenges,  we remain  focused,  we believe our business  strategies are sound, and we look to the future with optimism."

         The Company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.
S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion section of the Company's Annual Report on Form 10-K for the year ended June 30, 2001, as filed with the Securities and Exchange
Commission.

         At 9:00 a.m. (Eastern Time) on May 3, 2002, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing
888-203-1112. The conference replay pass code is 690263.

         Universal  Corporation  is a  diversified  company with  operations  in tobacco,  lumber, and agri-products.  Universal Corporation's gross revenues for the fiscal year that ended on June 30, 2001,  were  approximately  $3.0 billion.
For  more  information  on  Universal   Corporation,   visit  its  web  site  at
www.universalcorp.com.

                                 -- M O R E ----
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                                                                                     Universal Corporation
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                                           UNIVERSAL CORPORATION
                                      UNAUDITED STATEMENTS OF INCOME
                              FOR THE QUARTERS ENDED MARCH 31, 2002 AND 2001
                             (Dollars in thousands, except per-share amounts)

                                                                                      Three Months
                                                                                   2002              2001
                                                                                   ----              ----
Sales and other operating revenues                                             $547,073          $756,168

Costs and expenses
   Cost of goods sold                                                           419,996           615,536
 Selling, general and administrative expenses                                    68,861            66,542
                                                                               --------          --------


Operating income                                                                 58,216            74,090
 Equity in pretax earnings of unconsolidated affiliates                           8,168             3,720
    Interest expense                                                             11,577            14,982
                                                                               --------          --------

Income before income taxes and other items                                       54,807            62,828
    Income taxes                                                                 19,182            22,618
    Minority interests                                                            2,511             4,343
                                                                               --------          --------

Net income                                                                     $ 33,114          $ 35,867
                                                                               ========          ========

Earnings per common share                                                         $1.26             $1.32
Diluted earnings per common share                                                 $1.26             $1.31

Denominator for earnings per share (weighted average shares)
      Basic                                                                  26,303,870        27,267,852
      Diluted                                                                26,373,839        27,431,200



See accompanying notes.


                                              -- M O R E ----
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                                                                                     Universal Corporation
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                                           UNIVERSAL CORPORATION
                                      UNAUDITED STATEMENTS OF INCOME
                             FOR THE NINE MONTHS ENDED MARCH 31, 2002 AND 2001
                             (Dollars in thousands, except per-share amounts)

                                                                                     Nine Months
                                                                                   2002              2001
                                                                                   ----              ----
Sales and other operating revenues                                           $1,907,725        $2,401,995

Costs and expenses
    Cost of goods sold                                                        1,530,497         2,016,183
 Selling, general and administrative expenses                                   203,867           196,631
                                                                             ----------        ----------


Operating income                                                                173,361           189,181
 Equity in pretax earnings of unconsolidated affiliates                           9,711             5,592
    Interest expense                                                             37,495            47,090
                                                                             ----------        ----------

Income before income taxes and other items                                      145,577           147,683
    Income taxes                                                                 50,952            53,166
    Minority interests                                                            4,091             5,823
                                                                             ----------        ----------

Net income                                                                   $   90,534        $   88,694
                                                                             ==========        ==========

Earnings per common share                                                         $3.39             $3.22
Diluted earnings per common share                                                 $3.38             $3.20

Denominator for earnings per share (weighted average shares)
      Basic                                                                  26,683,863        27,586,075
      Diluted                                                                26,789,819        27,675,595


See accompanying notes.


                                              -- M O R E ----
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                                                           Universal Corporation
                                                                          Page 5


NOTES

1. The Company's operations are seasonal; therefore, the results of operations for the three- and nine-month periods ended March 31, 2002, are not necessarily indicative of results to be expected for the year ending June 30, 2002. All adjustments necessary to state fairly the results for such period have been included and were of a normal recurring nature. Certain amounts in prior year's financial statements have been reclassified to conform to the current year's presentation.

2. Contingent liabilities: The Company provides guarantees for seasonal pre-export crop financing for some of its subsidiaries. The Company's exposure around the world varies seasonally and is affected by the method of funding working capital and the speed of shipment. In addition, certain subsidiaries provide guarantees that ensure that value-added taxes will be repaid if the crops are not exported. At March 31, 2002, total exposure under guarantees issued for banking facilities of Brazilian farmers was approximately $67 million. Other contingent liabilities approximate $22 million. The Company considers the possibility of loss on any of these guarantees to be remote. The Company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to income tax returns filed in prior years. The total proposed adjustments, including penalties and interest, approximate $18 million. The Company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amount. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the Company believes that the ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.

      Although the Company does not expect any significant impact on fiscal year 2002 earnings, if the political situation in Zimbabwe were to deteriorate significantly, the Company's ability to recover its assets there could be impaired. The Company's equity in the net assets of its subsidiaries in Zimbabwe was approximately $45 million at March 31, 2002.

      The Company exports tobacco from Argentina through one or more subsidiaries and the recent government actions there could affect its operations in the future. The currency devaluation should provide benefits to exporters; however it, along with evolving governmental policies, could further jeopardize the value of assets in that country. Company subsidiaries had approximately $30 million of such assets at March 31, 2002, before considering the $4.7 million write-off that was recorded in the Company's second fiscal quarter. In addition, the Company has approximately $5 million in peso-denominated liabilities.

      The Directorate General Competition of the European Commission ("DG Comp") is investigating the buying practices of Spanish tobacco processors with the stated aim of determining to what extent the tobacco processing companies have jointly agreed on raw tobacco qualities and prices offered to Spanish tobacco growers. After conducting an investigation, the Company believes that Spanish tobacco processors, including the Company's Spanish subsidiary, Tabacos Espanoles, S.A. ("TAES"), have jointly agreed to the terms of sale of green tobacco and quantities to be purchased from associations of farmers and have jointly negotiated with those associations. TAES is cooperating fully with the DG Comp in its investigation and believes that there are unusual, mitigating circumstances peculiar to the highly structured market for green tobacco in Spain. Although the fine, if any, that the DG Comp may assess on TAES could be material to the Company's earnings, the Company is not able to make an accurate assessment of the amount of any such fine at this time.

                                 -- M O R E ----
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                                                                                                   Universal Corporation
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========================================================================================================================
3.   Reportable segment data  (in thousands)
 Sales and other operating revenues                                    Three months                     Nine months
------------------------------------------------------------------------------------------------------------------------
Periods ended March 31,                                             2002            2001             2002           2001
------------------------------------------------------------------------------------------------------------------------
  Tobacco                                                       $331,143        $522,828       $1,197,780     $1,683,149
  Lumber and building products                                   120,727         118,882          387,544        371,582
  Agri-products                                                   95,203         114,458          322,401        347,264
========================================================================================================================
     Consolidated total                                         $547,073        $756,168       $1,907,725     $2,401,995
========================================================================================================================

Operating income                                                       Three months                     Nine months
------------------------------------------------------------------------------------------------------------------------
Periods ended March 31,                                             2002            2001             2002           2001
------------------------------------------------------------------------------------------------------------------------
  Tobacco                                                        $63,792         $75,734         $169,797       $180,925
  Lumber and building products                                     4,714           4,181           18,407         17,931
  Agri-products                                                    2,985           3,663           10,313         11,473
                                                         ---------------------------------------------------------------
     Total                                                        71,491          83,578          198,517        210,329

Less:
  Corporate expenses                                               5,107           5,768           15,445         15,556
  Equity in pretax earnings of unconsolidated
  affiliates                                                       8,168           3,720            9,711          5,592
========================================================================================================================
     Consolidated total                                          $58,216         $74,090         $173,361       $189,181
========================================================================================================================


4.   Other Data  (in thousands)
========================================================================================================================
                                                                       Three months                     Nine months
------------------------------------------------------------------------------------------------------------------------
Periods ended March 31,                                             2002            2001             2002           2001
------------------------------------------------------------------------------------------------------------------------
  Depreciation                                                   $13,326         $11,416          $36,803        $32,534
  Amortization                                                    $1,192          $1,880           $3,745         $5,720
========================================================================================================================
                                                           ###
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